EXHIBIT 5

August 20, 2004

PepsiAmericas, Inc.

4000 Dain Rauscher Plaza

60 South Sixth Street

Minneapolis, MN 55402

Re:                             PepsiAmericas, Inc.

Registration Statement on Form S-8

2000 Stock Incentive Plan

Ladies and Gentlemen:

In connection with the registration on Form S-8 under the Securities Act of 6,000,000 additional shares of common stock to be issued under the PepsiAmericas, Inc. 2000 Stock Incentive Plan, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the plan, and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of common stock of PepsiAmericas, Inc.

We hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

Very truly yours,

BRIGGS AND MORGAN,
Professional Association

By	/s/ Brian D. Wenger
Brian D. Wenger